EXHIBIT 10.56 (c)

Confirmation for Extension of Tranche B Loan

January 3, 2004

To: Leshan-Phoenix Semiconductor Company Ltd.

Dear Sir or Madam:

We have received from your Company an Application for the Extension of Tranche B Loan dated January 2, 2004, in which Application your Company applies to our Bank for a 5-day extension of Tranche B under the Loan Agreement executed between us on December 12, 2003.

We have reviewed your application and hereby grant our consent to the extension of the Tranche B loan which then shall become mature December 31, 2006. Your Company is requested to execute further necessary documents for finalizing the extension matter hereunder in accordance with the internal regulations of China Construction Bank.

Regards,

China Construction Bank, Sichuan Branch (Seal)

Authorized Representative: /S/ WU MINHAO
Wu Minhao